EXHIBIT 99.1

Activist Investing LLC

1185 Avenue of the Americas, 3rd Floor

New York, New York 10036

(646) 768-8417

October 27, 2020

Universal Security Instruments, Inc.

11407 Cronhill Drive, Suites A-D

Owings Mills, MD 21117-3586

Attn: The Board of Directors

Gentlemen:

Activist Investing LLC, together with its affiliates (collectively, “Activist Investing”), are the beneficial owners of approximately 9.9% of the outstanding shares of Universal Security Instruments, Inc. (“UUU” or the “Company”), making us the Company’s largest shareholder. However, our significant stake in UUU should not be mistaken as a vote of confidence in the Company’s management or its Board of Directors. On the contrary, we view your record in financial management, strategy and corporate governance as the cause of significant concern, and fear that instead of acting in the best interest of all UUU shareholders, you only represent the narrow interest of management.

Over the course of the past several months, we have repeatedly encouraged you to consider strategic options to reverse the Company’s long and consistent destruction of shareholder value. Unfortunately, we have found you to be insufficiently responsive as the urgency of taking decisive action has increased. In recent weeks, a serious candidate for a strategic transaction emerged – a biopharmaceutical company with a promising therapeutic for COVID-19. To our dismay, you have failed to act in what we would consider to be a timely or commercially reasonable manner with respect to this particular opportunity. Given its dire financial situation, we are now more alarmed than ever that the Company will soon find itself delisted from the New York Stock Exchange and on a path towards bankruptcy. Unless you act now, we believe that it will be up to shareholders to take immediate action to halt any further destruction of value. Time is of the essence.

Sincerely,

/s/ David Lazar

David Lazar CEO, Activist Investing